Exhibit 28(d)(1)

Schedule A

(as amended January 30, 2014)

to the

Investment Advisory Agreement

dated

May 1, 2012

As compensation for the services to be rendered and the charges and expenses to be assumed and paid by the Adviser, each Fund shall pay the Adviser an annual fee based on the average daily net asset value of the respective Fund in accordance with Section 3 of the Investment Advisory Agreement and the following schedule:

Fund	Fee Rate

Advantus Bond Fund	0.40% of assets to $1 billion;
0.35%of assets exceeding $1 billion

Advantus Money Market Fund	0.30% of assets to $1 billion;
0.25%of assets exceeding $1 billion

Advantus Mortgage Securities Fund	0.40% of assets to $1 billion;
0.35%of assets exceeding $1 billion

Advantus Index 500 Fund	0.15% of assets to $1 billion;
0.10%of assets exceeding $1 billion

Advantus International Bond Fund	0.60% of assets to $1 billion;
0.55%of assets exceeding $1 billion

Advantus Index 400 Mid-Cap Fund	0.15% of assets to $1 billion;
0.10%of assets exceeding $1 billion

Advantus Real Estate Securities Fund	0.70% of assets to $1 billion;
0.65%of assets exceeding $1 billion

Advantus Managed Volatility Fund	0.65% of assets

Ivy Growth Fund*	0.67% of assets to $500 million; and
0.625%of next $300 million of assets; and
0.60%of next $200 million of assets; and
0.50%of assets exceeding $1 billion

Ivy Small Cap Growth Fund*	0.85% of assets to $1 billion; and
0.80%of next $2 billion of assets; and
0.76%of assets exceeding $3 billion

Pyramis Core Equity Fund*	0.65% of all assets

T. Rowe Price Value Fund*	0.67% of assets to $1 billion; and
0.65%of next $1.5 billion of assets; and
0.60%of assets exceeding $2.5 billion

*Effective as of May 1, 2014.